Execution Version

FOURTH AMENDMENT TO AMENDED AND RESTATED SENIOR SECURED

CREDIT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (this “Amendment”) is entered into effective as of March 26, 2025 among EXCELERATE ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), EXCELERATE ENERGY, INC., a Delaware corporation (“Parent”), WELLS FARGO BANK, N.A., as the Administrative Agent (the “Administrative Agent”), and the undersigned Lenders (as defined below, which Lenders constitute the Required Lenders under the Credit Agreement as of the date hereof). Unless otherwise defined herein, all capitalized terms used herein that are defined in the Credit Agreement referred to below shall have the meanings given such terms in the Credit Agreement.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the financial institutions party thereto as lenders (the “Lenders”) are parties to that certain Amended and Restated Senior Secured Credit Agreement dated as of March 17, 2023 (as amended, restated, supplemented or otherwise modified from time to time, including pursuant to that certain First Amendment to Amended and Restated Senior Secured Credit Agreement dated September 8, 2023, that certain corrective amendment letter dated February 16, 2024, that certain Third Amendment to Amended and Restated Senior Secured Credit Agreement dated July 19, 2024, and this Amendment, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have made Loans to the Borrower and provided certain other credit accommodations to the Borrower;

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that, substantially concurrently with the effectiveness of this Amendment, it will enter into the Specified Jamaica Acquisition Agreement, pursuant to which the Borrower will directly or indirectly acquire the Specified Jamaica Assets.

WHEREAS, the Borrower has requested, and the Lenders party hereto have agreed, to amend the Credit Agreement as set forth herein; and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed as hereinafter set forth:

SECTION 1. Amendments to Credit Agreement.

1.1 Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) By deleting the definitions of “Collateral Vessel Maintenance Coverage Requirement”, “Collateral Vessel Maintenance Test Date” and “Collateral Vessel Maintenance Value” in their respective entireties.

(b) By amending and restating the following definitions in their respective entireties to read as follows:

“Acquired EBITDA” means, with respect to any Subject Asset acquired during any period and without duplication of any other amount or adjustment already reflected in the calculation of Consolidated EBITDA, the amount for such period of Consolidated EBITDA attributable to the Subject Asset so-acquired, as calculated by the Borrower in good faith and which shall be factually supported by actual financial results of operations subsequent to such acquisition; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Subject Asset that does not yet have actual financial results of operations or if otherwise approved by the Administrative Agent in its reasonable discretion, such Consolidated EBITDA attributable to the Subject Asset so-acquired may be determined by reference to projections prepared by the Borrower in good faith based on committed contracts and other relevant information reasonably deemed acceptable by the Administrative Agent.

“Collateral Documents” means the Guaranty and Collateral Agreement, the Collateral Vessel Mortgages, the Parent Pledge Agreement, any Control Agreements, the Pari Passu Intercreditor Agreement, any assignments of charters, revenues or insurances, and any and all other security agreements, vessel mortgages or assignments (including any such agreements or other documents governed by the laws of a jurisdiction other than the United States of America) executed and delivered by any Loan Party and creating security interests, liens, or encumbrances in connection with the Collateral (including, without limitation, the Specified Jamaica Assets) in favor of the Administrative Agent, to secure the Obligations.

“Consolidated EBITDA” means with respect to the Borrower and its Restricted Subsidiaries, for any period, an amount equal to:

(a)
Consolidated Net Income for such period; plus
(b)
the sum of the following amounts for such period, without duplication, to the extent deducted from Consolidated Net Income for such period:
(i)
Consolidated Total Interest Expense,
(ii)
income taxes, and any required payments made by the Borrower and its Restricted Subsidiaries pursuant to the Tax Receivable Agreement in accordance with the terms of this Agreement, in each case, during such period,
(iii)
depreciation and amortization,
(iv)
Charges relating to employee benefit plans, management incentive plans, equity compensation plans or other stock-based compensation arrangements,

(v)
all non-recurring charges or restructuring charges and expenses in an amount not to exceed 10% of total Consolidated EBITDA for the applicable period,
(vi)
all costs, fees and expenses incurred in connection with the IPO, the entering into of this Agreement and the other Transactions; and
(vii)
operational cost reductions that are reasonably projected by Parent (or Borrower) in good faith to be realized as a result of actions with respect to disposing of Vessels that are either taken and reasonably expected to be taken within 12 months after such disposal, net of the amount of actual benefits realized from such cost reductions during such period from such actions and without duplication of any other adjustments in respect of such disposal, which operating cost reductions shall be calculated on a pro forma basis as though such cost reductions had been realized on the first day of such period; provided that all such amounts added-back pursuant to this subclause (vii), (A) shall not exceed 5% of the total actual operating expenses for such period, and (B) shall be approved by the Administrative Agent in its reasonable discretion;

minus

(c) to the extent such items would reduce Consolidated Net Income if the same were incurred directly by the Borrower, any Permitted Payments to Parent Entities made during such period solely to the extent not deducted from, or otherwise reducing the amount of, Consolidated Net Income in such period;

provided that, for purposes of calculating Consolidated EBITDA for any period during which one or more Subject Assets are acquired or otherwise disposed (a “Specified Transaction”), (A) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (B) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Subject Asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period, based on the Acquired EBITDA of such Subject Asset , and (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Subject Asset disposed of by the Borrower or any Restricted Subsidiary during such period in connection with a Specified Transaction, based on the Disposed EBITDA of such disposed Subject Asset for such period (including the portion thereof occurring prior to such disposition); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the above calculation of Consolidated EBITDA.

“Consolidated Total Debt” means, without duplication, all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis described under clauses (a), (b), (c), (d), (e), (g) and (h) (other than, in the case of clause (h), at any time prior to the Experience Standby Charter Guarantee Call Date, the Experience Standby Charter Guarantee) of the definition of “Indebtedness”; provided that Indebtedness under clause (c) thereof shall only be included to the extent of unreimbursed drawings under letters of credit or unreimbursed indemnity obligations under bonds; provided, further, however, that no Specified Newbuild Guarantees shall be included for purposes of determining “Consolidated Total Debt”; provided, further, however, that no Specified Jamaica Escrow Notes shall be included for purposes of determining “Consolidated Total Debt” prior to the Specified Jamaica Acquisition Closing Date.

“Disposed EBITDA” means, with respect to any Subject Asset that is subject to an Event of Loss or sold or disposed of during any period and without duplication of any other amount or adjustment already reflected in the calculation of Consolidated EBITDA, the amount for such period of actual Consolidated EBITDA attributed to such Subject Asset, as calculated by the Borrower in good faith.

“Excluded Collateral” means, in addition to such assets (including Excluded Accounts and Excluded Vessels) that are excluded from the Collateral pursuant to the terms of the Collateral Documents, (a) voting Equity Interests constituting more than 65.0% of the total outstanding voting Equity Interests of any CFC or Foreign Holding Company, (b) any property or assets of any CFC (whether held directly or indirectly), (c) any property or assets of any Excluded Subsidiary, including any property or assets of any Unrestricted Subsidiary, (d) any Equity Interests issued by any Unrestricted Subsidiary, and (e) any assets acquired pursuant to the Specified Jamaica Acquisition Agreement that the Administrative Agent or the Required Lenders reasonably consent in writing to exclude. For the sake of clarity, no Excluded Collateral shall be required to be pledged as collateral to secure any obligation of any Loan Party under any Loan Document.

“Excluded Vessels” means (a) the Summit, (b) each of the Borrower’s and its Restricted Subsidiaries’ other Vessels that (i) is not material to the business and operations of the Borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower in consultation with the Administrative Agent and (ii) has a fair market value (as determined by an Approved Appraiser) of less than $25,000,000, (c) each Vessel that is owned by an Unrestricted Subsidiary and (d) each Vessel that (i) is not required to be subject to a Collateral Vessel Mortgage in order to satisfy the Collateral Maintenance Coverage Requirement and (ii) has been released or is required to be released by the Administrative Agent pursuant to Section 6.10(d)(ii).

“Loan Documents” means this Agreement, including schedules and exhibits hereto, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, any Note issued hereunder, each Fee Letter, the Collateral Documents and any other agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof, letter of credit applications and any agreements between the Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit (including Rolled Letters of Credit) hereunder and/or the respective rights and obligations between the Borrower and such Issuing Bank in connection thereunder and any other documents prepared in connection with the other Loan Documents, if any.

“Material Indebtedness” means (a) the Specified Jamaica Acquisition Indebtedness and (b) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent, the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Permitted Refinancing Indebtedness” means any Indebtedness (for purposes of this definition, “New Indebtedness”) issued or incurred for any refinancing or replacement of any other Indebtedness (the “Refinanced Indebtedness”), that complies with all of the following requirements: (a) the aggregate principal amount of such New Indebtedness is not in excess of the sum of the principal amount of the Refinanced Indebtedness plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums, (b) such New Indebtedness does not have (i) any scheduled principal payments or a stated maturity prior to the date that is ninety-one (91) days following the earlier of (A) the stated maturity date of the Refinanced Indebtedness and (B) the Latest Maturity Date or (ii) a weighted average life to maturity that is that is shorter than the weighted average life to maturity of the Refinanced Indebtedness, (c) if such New Indebtedness is secured, such New Indebtedness (i) if secured by Collateral, shall be subject to an intercreditor agreement providing that the Liens securing such New Indebtedness are junior to the Liens securing the Obligations to at least the same extent as the Liens securing the Refinanced Indebtedness; and (ii) is not secured by any assets other than assets securing the Refinanced Indebtedness, (d) no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Indebtedness, (e) such New Indebtedness (and any guarantees thereof) is subordinated in right of payment to the Obligations to at least the same extent as the Refinanced Indebtedness was, (f) such New Indebtedness (other than with respect to any refinancing or replacement of Specified Jamaica Acquisition Indebtedness) does not impose any other restriction or event of default which is not also being offered to the Lenders concurrently, and (g) with respect to any refinancing or replacement of Specified Jamaica Acquisition Indebtedness, such New Indebtedness shall be unsecured.

(c) By inserting the following defined terms in the appropriate alphabetical order:

“Collateral Maintenance Assets” means, collectively, the Collateral Vessel Maintenance Assets and the Specified Jamaica Assets.

“Collateral Maintenance Coverage Requirement” has the meaning assigned to it in Section 6.10(d).

“Collateral Maintenance Test Date” has the meaning assigned to it in Section 6.10(d).

“Collateral Maintenance Value” means, at any time of determination, the sum of (a) with respect to any Collateral Vessel Maintenance Assets, the sum of the most-recently determined Fair Market Value of all Collateral Vessel Maintenance Assets, as adjusted in the reasonable discretion of the Administrative Agent to include a reserve for any Permitted Maritime Liens on Collateral Vessel Maintenance Assets that secure overdue liabilities (other than those that are being reasonably and diligently contested in good faith by appropriate proceedings so long as such deferment in payment shall not subject such Vessel to sale, forfeiture or loss) that are not subordinated (whether by operation of law or otherwise) to the Obligations, plus (b) with respect to the Specified Jamaica Assets, the Specified Jamaica CNTA Value at such time of determination.

“Fourth Amendment” means the Fourth Amendment to Amended and Restated Senior Secured Credit Agreement dated as the Fourth Amendment Effective Date, among the Borrower, Parent, the Administrative Agent and the Lenders and Issuing Banks party thereto.

“Fourth Amendment Effective Date” means March 26, 2025.

“Pari Passu Intercreditor Agreement” means, with respect to the Specified Jamaica Bridge Indebtedness, an intercreditor agreement substantially in the form attached as Exhibit A to the Fourth Amendment providing, inter alia, that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations.

“Permitted Notes Indebtedness” means, collectively, Indebtedness of the Borrower and its Restricted Subsidiaries under senior unsecured notes, provided that each of the following conditions is satisfied with respect to such senior unsecured notes:

(a) (x) the Specified Jamaica Acquisition shall have occurred in accordance with the terms and conditions of the Specified Jamaica Acquisition

Agreement or (y) such Indebtedness shall constitute Specified Jamaica Escrow Notes;

(b)
such Indebtedness does not mature or require any scheduled payments of the principal amount thereof prior to the date that is 91 days after the Latest Maturity Date in effect on the issuance date of such Indebtedness;
(c)
such Indebtedness bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by the Borrower);
(d)
no indenture or other agreement governing such Indebtedness contains (i) maintenance financial covenants, or (ii) any other covenants that, when taken as a whole, are materially more restrictive than prevailing covenants in the market for similarly sized “high yield” senior note issuances made by issuers that are similarly situated to the Borrower, as determined in good faith by the Borrower; and
(e)
such Indebtedness is not guaranteed by any Subsidiary (other than a Guarantor or a Person who becomes a Guarantor in connection therewith).

“Specified Financial Covenant Relief Period” means, subject to the occurrence of the Specified Jamaica Acquisition Closing Date in accordance with the terms and conditions of this Agreement, the period commencing on the Specified Jamaica Acquisition Closing Date and ending on the last day of the second full fiscal quarter commencing after the Specified Jamaica Acquisition Closing Date.

“Specified Jamaica Acquisition” means the transactions contemplated by the Specified Jamaica Acquisition Agreement.

“Specified Jamaica Acquisition Agreement” means that certain Equity and Asset Purchase Agreement, by and among Atlantic Energy Holdings LLC, a Delaware limited liability company, New Fortress Energy Inc. a Delaware corporation and Borrower, as purchaser, dated as of or around the Fourth Amendment Effective Date.

“Specified Jamaica Acquisition Closing Date” means the occurrence of the “Closing” under and as defined in the Specified Jamaica Acquisition Agreement in accordance with the terms and conditions of this Agreement.

“Specified Jamaica Acquisition Documents” means the Specified Jamaica Acquisition Agreement, together with all related documents, all schedules, exhibits and annexes thereto, and all amendments, supplements, consents, waivers or modifications of the Specified Jamaica Acquisition Agreement or any of the foregoing documents.

“Specified Jamaica Acquisition Indebtedness” means Indebtedness incurred by the Borrower in the form of (a) the Specified Jamaica Bridge Indebtedness, (b) Permitted Notes Indebtedness, or (c) any combination of the foregoing, in each case, solely to the extent (x) such Indebtedness is incurred during the period commencing on the Fourth Amendment Effective Date and ending on the Specified Jamaica Acquisition Closing Date, (y) the intended use of proceeds of such Indebtedness is to (1) fund the purchase price for, the refinancing of any Indebtedness related to, and costs and expenses in connection with, in each case, the Specified Jamaica Acquisition and (2) subject to the closing of the Specified Jamaica Acquisition, refinance or replace the Term Loans, and (z) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000,000.

“Specified Jamaica Assets” means, individually or collectively as the context requires, (a) the “Interests” under and as defined in the Specified Jamaica Acquisition Agreement, (b) the “Transferred Assets” under and as defined in the Specified Jamaica Acquisition Agreement, and (c) the Equity Interests in the “Transferred Entities” under and as defined in the Specified Jamaica Acquisition Agreement.

“Specified Jamaica Bridge Commitment Letter” means that certain Commitment Letter dated on or prior to the Fourth Amendment Effective Date, by and among the Borrower, on the one hand, and Barclays Bank PLC, Wells Fargo Bank, N.A., and the other institutions party thereto, as commitment parties, on the other hand, as in effect on the Fourth Amendment Effective Date.

“Specified Jamaica Bridge Documents” means the Specified Jamaica Bridge Commitment Letter and the definitive documentation of the Specified Jamaica Bridge Indebtedness on terms and conditions as set forth in the Specified Jamaica Bridge Commitment Letter and otherwise in compliance with the terms and conditions of this Agreement.

“Specified Jamaica Bridge Exposure” means, at any time of determination, the outstanding principal amount of the Specified Jamaica Bridge Indebtedness at such time.

“Specified Jamaica Bridge Indebtedness” means Indebtedness incurred under a secured “bridge” facility on the terms and conditions set forth in the Specified Jamaica Bridge Commitment Letter, provided that each of the following conditions is satisfied with respect to such Indebtedness:

(a)
the Specified Jamaica Acquisition shall have occurred in accordance with the terms and conditions of the Specified Jamaica Bridge Commitment Letter;
(b)
the definitive documentation governing such Indebtedness does not have any scheduled principal payments or a stated maturity prior to the date that is 364 days following the date of incurrence of such Indebtedness;

(c)
the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement;
(d)
such Indebtedness shall not be secured by or required to be secured by any assets other than the Collateral;
(e)
no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is or is required to become an obligor under such Indebtedness; and
(f)
the financial covenants contained in the documentation governing such Indebtedness are not more restrictive than the financial covenants of this Agreement and the other Loan Documents.

“Specified Jamaica CNTA Value” means, at any time of determination with respect to the Borrower and its Restricted Subsidiaries, the aggregate book value of the Specified Jamaica Assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) but, from and after the 90th day after the Specified Jamaica Acquisition Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), only to the extent constituting Collateral in which the Administrative Agent holds a first priority, perfected Lien securing the Obligations for the ratable benefit of the Secured Parties, minus (a) all liabilities of the Borrower and its Restricted Subsidiaries attributable to the Specified Jamaica Assets (excluding any liabilities included in sub-clauses (v) or (w) of clause (ii) of the definition of “Collateral Maintenance Coverage Requirement”), and (b) to the extent included in such book value, all goodwill of the Borrower and its Restricted Subsidiaries attributable to the Specified Jamaica Assets, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Specified Jamaica Escrow Notes” means senior unsecured notes issued by the Borrower prior to the Specified Jamaica Acquisition Closing Date, for purposes of financing the Specified Jamaica Acquisition, the proceeds of which notes are to be used solely for purposes of (a) financing the Specified Jamaica Acquisition on the Specified Jamaica Acquisition Closing Date, (b) to refinance or replace the Term Loans, or (c) if the Specified Jamaica Acquisition Closing Date does not occur, redeeming, repurchasing or otherwise retiring such notes, which notes are subject to either (i) customary escrow or administrative hold procedures or (ii) a customary special mandatory redemption provision governing such notes.

“Subject Asset” means, (a) any Vessel, (b) the Specified Jamaica Assets and (c) any other assets or property that constitutes a business unit of the Borrower or any of its Restricted Subsidiaries.

1.2 The definition of “Indebtedness” is hereby amended by restating the last sentence of such definition to read as follows:

Notwithstanding anything to the contrary in this definition, solely for purposes of determining Consolidated Total Debt, “Indebtedness” (i) shall not include the Specified Newbuild Guarantees, and (ii) prior to the Specified Jamaica Acquisition Closing Date, shall not include any Specified Jamaica Escrow Notes.

1.3 Section 1.3 of the Credit Agreement is hereby amended to (a) replace the reference to “and” appearing immediately before clause (f) with a comma, (b) delete the period appearing at the end of clause (f), and (c) insert a new clause (g) immediately after clause (f) therein to read in full as follows:

, and (g) solely with respect to the Specified Jamaica Assets, “ordinary course of business” shall be construed to include the ordinary course of business of the direct ownership and operation of the Specified Jamaica Assets prior to the Fourth Amendment Effective Date.

1.4 Section 1.8 of the Credit Agreement is hereby amended by inserting the following sentence at the end of such Section:

The Specified Jamaica Acquisition shall be deemed a Limited Condition Acquisition, and an LCA Election for the Specified Jamaica Acquisition shall be deemed to have been made on the Fourth Amendment Effective Date.

1.5 Section 2.12 of the Credit Agreement is hereby amended to insert new clause (e) immediately after clause (d) therein to read in full as follows:

(e) Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.12(c), if the Asset Sale or any Event of Loss resulting in such prepayment requirement also results in a requirement of the Borrower to prepay Indebtedness, or reduce commitments under, the definitive documentation in respect of the Specified Jamaica Bridge Indebtedness, then the amount of the prepayment required hereunder shall be reduced to the amount equal to the product of (x) the amount of the applicable Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the Total Credit Exposure, and the denominator of which is the sum of the Total Exposure and the outstanding principal amount of Indebtedness under, and unused commitments available under, the definitive documentation in respect of the Specified Jamaica Bridge Indebtedness.

1.6 Section 3.20(a) of the Credit Agreement is hereby amended by restating the last sentence thereof to read in full as follows:

When financing statements or equivalent filings or notices have been made or the Collateral Vessel Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), the Administrative Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted

Encumbrances, Liens permitted under Section 6.2(m) and Permitted Maritime Liens, in the case of Liens on Collateral Vessels, and Liens permitted under Section 6.2 in the case of other Collateral, in each case which are permitted to attach to such Collateral under the terms of this Agreement.

1.7 Section 4.2(e)(v) of the Credit Agreement is hereby amended to replace the reference to “Collateral Vessel Maintenance Coverage Requirement” therein with “Collateral Maintenance Coverage Requirement”.

1.8 Section 5.12(b) of the Credit Agreement is hereby amended to replace each reference to “Collateral Vessel Maintenance Coverage Requirement” therein with “Collateral Maintenance Coverage Requirement”.

1.9 Section 5.12(c) of the Credit Agreement is hereby amended by inserting the following paragraph at the end of such Section:

Notwithstanding anything to the contrary in this Section 5.12(c), solely with respect to the Specified Jamaica Assets, in lieu of the period set forth above, no later than ninety (90) days after the Specified Jamaica Acquisition Closing Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion) the Borrower shall, and shall cause its applicable Restricted Subsidiaries to, comply with the requirements contained in this Section 5.12(c).

1.10 Section 6.1 of the Credit Agreement is hereby amended to:

(a)
delete the word “and” appearing at the end of Section 6.1(r);
(b)
replace the period at the end of Section 6.1(s) with “;”; and
(c)
insert new clause (t) and clause (u) immediately after clause (s) therein to read in full as follows:
(t)
subject to the occurrence of the Specified Jamaica Acquisition Closing Date in accordance with the terms and conditions of this Agreement, Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations of another Person that is assumed in connection with the Specified Jamaica Acquisition to the extent such Indebtedness is outstanding at the time of such acquisition and not incurred in contemplation thereof, any extensions or replacements of the foregoing, and any other Indebtedness of the Borrower and its Restricted Subsidiaries constituting Guarantees therefor; and
(u)
subject (except in the case of the Specified Jamaica Escrow Notes) to the occurrence of the Specified Jamaica Acquisition Closing Date in accordance with the terms and conditions of this Agreement, (i) the Specified

Jamaica Acquisition Indebtedness; and (ii) Permitted Refinancing Indebtedness in respect thereof.

1.11 The last paragraph of Section 6.1 of the Credit Agreement is hereby amended to (a) renumber clause (ii) in the proviso thereof to clause (iii) and (b) insert a new clause (ii) immediately after clause (i) therein to read in full as follows:

(ii) all Indebtedness in respect of the Specified Jamaica Acquisition shall be incurred solely in accordance with Sections 6.1(t) and 6.1(u),

1.12 Section 6.2 of the Credit Agreement is hereby amended to:

(a)
delete the word “and” appearing at the end of Section 6.2(j);
(b)
replace the period at the end of Section 6.2(k) with “;”; and
(c)
insert new clause (l) and clause (m) immediately after clause (k) therein to read in full as follows:
(l)
subject to the occurrence of the Specified Jamaica Acquisition Closing Date in accordance with the terms and conditions of this Agreement, assumed Liens securing Indebtedness permitted by Section 6.1(t), provided such Liens are outstanding at the time of such acquisition and not incurred in contemplation thereof, and any extensions or replacements thereof; and
(m)
subject to the occurrence of the Specified Jamaica Acquisition Closing Date in accordance with the terms and conditions of this Agreement, Liens on the Collateral to secure the Specified Jamaica Bridge Indebtedness; provided that such Liens rank pari passu with the Liens securing the Obligations and are subject to the Pari Passu Intercreditor Agreement.

1.13 The last paragraph of Section 6.2 of the Credit Agreement is hereby amended to (a) renumber clause (ii) in the proviso thereof to clause (iii) and (b) inserting a new clause (ii) immediately after clause (i) therein to read in full as follows:

(ii) all Liens in respect of the Specified Jamaica Acquisition shall be incurred solely in accordance with Sections 6.2(l) and 6.1(m),

1.14 Section 6.5 of the Credit Agreement is hereby amended to:

(a)
delete the word “and” appearing at the end of Section 6.5(n);
(b)
replace the period at the end of Section 6.5(o) with “;”; and
(c)
insert new clause (p) and clause (q) immediately after clause (o) therein to read in full as follows:

(p)
subject to the occurrence of the Specified Jamaica Acquisition in accordance with the terms and conditions of this Agreement, Guarantees of Indebtedness permitted by Section 6.01(t); and
(q)
the Specified Jamaica Acquisition; provided that (x) the consummation thereof shall have occurred in accordance with the terms and conditions of the Specified Jamaica Acquisition Agreement and (y) concurrently with the consummation thereof, the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower in substantially the form attached to the Specified Jamaica Bridge Commitment Letter certifying that the Loan Parties, on a consolidated basis, after giving effect to the Specified Jamaica Acquisition, are Solvent.

1.15 Section 6.7(f) of the Credit Agreement is hereby amended by restating subclause (iii)(B) thereof to read in full as follows:

(B) the Consolidated Total Leverage Ratio does not exceed (1) during the

Specified Financial Covenant Relief Period, 4.50:1.00 and (2) thereafter, 2.00:1.00

1.16 Section 6.7(i) of the Credit Agreement is hereby amended by restating subclause (ii) thereof to read in full to read in full as follows:

(ii) immediately before and immediately after giving pro forma effect to such Restricted Payment, (A) Liquidity is not less than (1) during the Specified Financial Covenant Relief Period, $100,000,000, and (2) thereafter, $200,000,000 and (B) the Consolidated Total Leverage Ratio does not exceed (1) during the Specified Financial Covenant Relief Period, 4.50:1.00, and (2) thereafter, 2.25:1.00

1.17 Section 6.7(k) of the Credit Agreement is hereby amended by inserting the following proviso immediately prior to the reference to “; and” appearing at the end thereof to read in full as follows:

provided that, notwithstanding the foregoing, during the Specified Financial

Covenant Relief Period, such maximum Consolidated Total Leverage Ratio for any Restricted Payment made in reliance on this clause (k) shall be 4.50:1.00

1.18 The proviso contained in Section 6.9 of the Credit Agreement is hereby amended to amend and restate clause (ii) therein to read in full as follows:

(ii) the foregoing shall not apply to restrictions and conditions (x) existing on the date hereof identified on Schedule 6.9 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or (y) in the definitive documentation in respect of the Specified Jamaica Bridge Indebtedness;

1.19 The proviso contained in Section 6.9 of the Credit Agreement is hereby amended to amend and restate clause (iv) therein to read in full as follows:

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (including the Specified Jamaica Acquisition Indebtedness and Indebtedness permitted by Section 6.01(t)) if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

1.20 Section 6.10(a) of the Credit Agreement is hereby amended to insert the following proviso immediately prior to the period appearing at the end thereof to read in full as follows:

; provided that such maximum permitted Consolidated Total Leverage Ratio shall be 4.50:1.00 during the Specified Financial Covenant Relief Period

1.21 Section 6.10(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Collateral Maintenance Coverage. As of the last day of any fiscal quarter (each a “Collateral Maintenance Test Date”), commencing with the fiscal quarter ending on June 30, 2023, the Borrower shall not permit the Collateral Maintenance Value of the Collateral Maintenance Assets to be less than the greater of (i) $750,000,000 and (ii) 130% of the sum of (v) the Specified Jamaica Bridge Exposure that is secured plus (w) the Total Credit Exposure plus (x) the face amount of any Other Letter of Credit plus (y) the net mark to market termination value (if payable by the Borrower or its Restricted Subsidiaries, as applicable) of Specified Pari Passu Swap Obligations plus (z) the net mark to market termination value (if payable by the Borrower or its Restricted Subsidiaries, as applicable) of Specified Interest Swap Obligations, each determined as of the Collateral Maintenance Test Date (the “Collateral Maintenance Coverage Requirement”).

(i) Vessel Valuation. The Borrower shall deliver to the Administrative Agent (at the Borrower’s expense) Valuations of each Collateral Vessel completed by Approved Appraisers in a manner sufficient to establish Fair Market Value for the purposes of testing compliance with this Section 6.10(d), which Valuations shall be conducted on or about June 1st and December 1st of each calendar year, shall be dated no more than thirty (30) calendar days after each such date, and shall be delivered on or prior to the date (the “Compliance Delivery Date”) on which financial statements and a compliance certificate are due for the immediately succeeding quarter-end test date (each, a “Scheduled Valuation”); provided that (A) while no Event of Default is continuing either of the Borrower and the Administrative Agent may elect to conduct a single additional Valuation between such semi-annual scheduled Valuations (each, an “Interim Valuation”), (B) any Interim Valuation so-elected by the Borrower shall thereafter be utilized to determine Fair Market Value of the relevant Collateral Vessel for purposes of testing compliance with this Section 6.10(d) until the next Scheduled Valuation, (C) any Interim Valuation so-elected by the Administrative Agent shall only be utilized to determine Fair Market Value of the relevant Collateral Vessel for purposes of testing compliance with this Section 6.10(d) until the next Scheduled Valuation if elected by the Borrower in writing on or prior to the immediately succeeding Compliance Delivery Date, and (D) while an Event of Default is continuing the Administrative Agent shall be entitled to require the Borrower to provide an unlimited number of additional Valuations in its sole discretion.

(ii)
Vessel Collateral Release; Additional Vessel Security. If,
(x) at any time after Valuations are delivered in accordance with Section 6.10(d)(i) or, at the Borrower’s request, additional Valuations are delivered with respect to Vessels not already constituting Collateral Vessels that the Borrower proposes to become Additional Vessel Security, and, in either case, the most-recently delivered Valuations demonstrate that one or more Collateral Vessels may be released (including a release in connection with the exchange for another Collateral Vessel) without resulting in a shortfall in the requisite Collateral Maintenance Coverage Requirement or (y) with respect to Additional Vessel Security that is not a Collateral Vessel, the Borrower desires a release of such Additional Vessel Security, the Borrower may request the release of any such Collateral Vessel or any Additional Vessel Security, and the Administrative Agent shall reasonably promptly effect such release so long as (A) the Loan Parties either (1) continue to satisfy the Collateral Maintenance Coverage Requirement on a pro forma basis based on the most recently delivered Valuations for Collateral Vessels and Additional Vessel Security that have not been so-requested to be released, or (2) grant Collateral Vessel Mortgages in favor of the Administrative Agent in Additional Vessel Security that satisfies the Collateral Maintenance Coverage Requirement on a pro forma basis prior to releasing (or concurrently with the release of) such Collateral Vessel or Additional Vessel Security to be released, (B) no Event of Default is continuing, (C) any such release under (ii)(A)(1) of this paragraph, if applicable, has been approved by Required Lenders (such approval not be unreasonably withheld, conditioned or delayed) and (D) any such release under (ii)(A)(2) of this paragraph, if applicable, has been approved by the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed) to the extent the Fair Market Value of the Additional Vessel Security is less than 90% of the Fair Market Value of the Collateral Vessel that the Borrower is requesting to be released. In connection with a release of a Collateral Vessel pursuant to this Section 6.10(d)(ii), the Borrower may also request the release of any pledges of Equity Interests of the Local Content Entity whose Equity Interests are pledged solely as a result of being a Local Content Entity that owns such Collateral Vessel or that is party to a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Collateral Vessel owned by it or by the Borrower, any Restricted Subsidiary or another Local Content Entity.
(iii)
Cash Collateral Additional Vessel Security on Event of Loss. If an Event of Loss occurs in respect of a Collateral Vessel, then the Borrower may provide Additional Vessel Security consisting of blocked cash or Cash Equivalent collateral deposit or securities accounts with a balance or Confirmed Insurance Value equivalent to or greater than the Fair Market Value of such Collateral Vessel prior to such Event of Loss within 45 days after such Event of Loss, and, to the extent the inclusion of such Additional Vessel Security satisfies the Collateral Maintenance Coverage Requirement on a pro forma basis after giving effect to such Event of Loss and the resulting exclusion of such Collateral Vessel from Collateral Vessel Maintenance Assets, the Event of Default that otherwise would have occurred under this Section 6.10(d) prior to such time as a result of such Event of Loss shall be deemed not to have occurred. For the avoidance of doubt, any such Additional Vessel Security under clause (b) of the definition of such term may thereafter be released in accordance with Section 6.10(d)(ii) above or at the Borrower’s request, if consented to by the Administrative Agent (such consent not to be unreasonably withheld) for purposes of purchasing a new Vessel committed to be a replacement Collateral Vessel during the Designated Reinvestment Period.

1.22 Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.13 Amendment of Material Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, supplement, waive, or otherwise modify any of the provisions of (a) its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the Lenders (provided that this Section 6.13(a) shall not apply to amendments or modifications thereto required to comply with applicable law or requirements of any Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation), (b) any indenture, instrument or agreement evidencing any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries (including the Specified Jamaica Bridge Documents and any definitive documentation evidencing the Specified Jamaica Acquisition Indebtedness) if doing so would cause such Indebtedness to not be permitted under Section 6.1 (tested as if such Indebtedness were being issued or incurred at such time), (c) the Tax Receivable Agreement if doing so would (i) materially increase the payment obligations of the Borrower and its Restricted Subsidiaries thereunder or (ii) otherwise be materially adverse to the Lenders, taken as a whole, or (d) the Specified Jamaica Acquisition Documents prior to the Specified Jamaica Acquisition Closing Date if doing so would result in a failure of the funding conditions under the Specified Jamaica Bridge Commitment Letter.

1.23 Section 9.22 of the Credit Agreement is hereby amended replace each reference to “Issuing Lender” therein with “Issuing Bank”.

SECTION 2. Conditions Precedent. The effectiveness of this Amendment is subject to satisfaction of each of the following conditions precedent:

2.1 Executed Amendment. The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, Parent, the Administrative Agent and each of the Required Lenders.

2.2 Specified Jamaica Acquisition Documents. The Administrative Agent shall have received executed copies of the Specified Jamaica Acquisition Documents, in each case, in form and substance satisfactory to the Administrative Agent (it being understood and agreed that the Acquisition Agreement draft delivered to the Administrative Agent on February 25, 2025 with the header “GDC Draft – 2/24/2025” is satisfactory to the Administrative Agent).

2.3 Specified Jamaica Bridge Commitment Letter. The Administrative Agent shall have received executed copies of the Specified Jamaica Bridge Commitment Letter in form and substance satisfactory to the Administrative Agent (it being understood and agreed that the Specified Jamaica Bridge Commitment Letter draft delivered to the Administrative Agent on February 25, 2025 with the header “Execution Version” is satisfactory to the Administrative Agent).

2.4 Initial Consenting Lender Consent Fee. The Borrower shall have paid consent fees to the Administrative Agent for the ratable account of each of the undersigned consenting Lenders executing this Amendment on or prior to the date hereof (the “Initial Consenting Lenders”), in each case in an amount determined with respect to any Initial Consenting Lender equal to 10 basis points (0.10%) of the sum of (i) the aggregate amount of such Initial Consenting Lender’s Revolving Credit Commitments, plus (ii) the aggregate outstanding principal balance of such Initial Consenting Lender’s Term Loans.

SECTION 3. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

3.1 Accuracy of Representations and Warranties. Each representation and warranty of each Loan Party contained in the Loan Documents is true and correct in all material respects on and as of the date hereof (except (a) to the extent that any such representation and warranty is expressly limited to an earlier date, in which case, on the date hereof, such representation and warranty shall continue to be true and correct in all material respects as of such specified earlier date and (b) to the extent that any such representations and warranties are already qualified by materiality or by reference to Material Adverse Effect, in which case, such representations and warranties (as so qualified) shall be true and correct in all respects).

3.2 Due Authorization, No Conflicts. The execution, delivery and performance by the Borrower of this Amendment (a) are within the Borrower’s organizational powers, (b) have been duly authorized by necessary organizational action by the Borrower, (c) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default under the Loan Documents, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (d) will not violate any applicable law, rule or regulation or the charter, by-laws or other organizational documents of Parent, the General Partner, the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon Parent, the General Partner, the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Parent, the General Partner, the Borrower or any of its Restricted Subsidiaries, and (f) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of Parent, the General Partner, the Borrower or any of its Restricted Subsidiaries (other than the Liens created by the Loan Documents).

3.3 Validity and Binding Effect. This Amendment constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.4 Absence of Defaults. No Default or Event of Default has occurred that is continuing immediately prior to or immediately after giving effect to this Amendment.

SECTION 4. Additional Consenting Lenders Consent Fee. Any Lender (other than any Initial Consenting Lender) may consent to this Amendment within five (5) Business Days after such Lender’s receipt of written notice of the effectiveness of this Amendment (including via posting to the Approved Electronic Platform) by delivery of an electronic copy of a counterpart signature page to this Amendment executed by such Lender (any such Lender, an “Additional Consenting Lender”). On or before the date that is ten (10) Business Days after the Fourth Amendment Effective Date, the Borrower shall pay consent fees to the Administrative Agent for the ratable account of each of Additional Consenting Lender, in each case in an amount determined with respect to such Additional Consenting Lender equal to 10 basis points (0.10%) of the sum of (i) the aggregate amount of such Additional Consenting Lender’s Revolving Credit Commitments, plus (ii) the aggregate outstanding principal balance of such Additional Consenting Lender’s Term Loans, in each case as determined as of the Fourth Amendment Effective Date.

SECTION 5. Miscellaneous.

5.1 No Implied Consent or Waiver; Reservation of Rights. This Amendment shall not be construed as a consent or departure from or a waiver of the terms and conditions of the Credit Agreement (including with respect to any and all existing or prospective Defaults, if any), except as expressly set forth herein. No failure or delay on the part of the Administrative Agent or any Lender to exercise any right or remedy under any Loan Document or applicable law (including in respect of any and all existing or prospective Defaults, if any) shall operate as a consent to or a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise of any right or remedy, all of which are cumulative and are expressly reserved.

5.2 Reaffirmation of Loan Documents; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect and are hereby ratified and confirmed. Each Loan Party hereby ratifies and confirms the Liens securing the Indebtedness and agrees that the amendments and modifications herein contained shall in no manner affect or impair the Indebtedness or the Liens securing payment and performance thereof.

5.3 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.4 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic transmission that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Parent, the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, Parent, the Borrower and each Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, Parent, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Amendment shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Amendment in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Amendment based solely on the lack of paper original copies of this Amendment, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of Parent, the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

5.5 COMPLETE AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 Interpretation. Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa. The headings, captions and arrangements used in this Amendment are for convenience only, shall not affect the interpretation of this Amendment, and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

5.7 Titles of Sections. All titles or headings to the sections or other divisions of this Amendment are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

5.8 Severability. In case any one or more of the provisions contained in this

Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

5.9 Payment of Expenses. The Borrower agrees to pay or reimburse the

Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent, in each case, in accordance with (and as limited by) Section 9.3 of the Credit Agreement.

5.10 Loan Documents. The Borrower acknowledges and agrees that this Amendment is a Loan Document.

5.11 Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER:

EXCELERATE ENERGY LIMITED PARTNERSHIP

By: Excelerate Energy, Inc. its general partner

By:	/s/ Dana Armstrong
Name: Dana Armstrong
Title: Chief Financial Officer

PARENT:

EXCELERATE ENERGY, INC.

By:	/s/ Dana Armstrong
Name: Dana Armstrong
Title: Chief Financial Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

WELLS FARGO BANK, N.A.,

as Lender, Issuing Bank and Administrative Agent

By:	/s/ Nathan Starr
Name: Nathan Starr
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

DNB CAPITAL LLC,

as Lender

By:	/s/ Jessica Larsson
Name: Jessica Larsson
Title: FVP

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: SVP

DNB BANK ASA, NEW YORK BRANCH

as Issuing Bank

By:	/s/ Jessica Larsson
Name: Jessica Larsson
Title: FVP

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: SVP

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

BARCLAYS BANK PLC,
as a Lender and Issuing Bank

By:	/s/ Adam Schnapper
Name: Adam Schnapper
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

MORGAN STANLEY BANK, N.A.,

as a Lender an Issuing Bank

By:	/s/ Aaron McLean
Name: Aaron McLean
Title: Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

SUMITOMO MITSUI BANKING CORPORATION,

as a Lender and Issuing Bank

By:	/s/ Alkesh Nanavaty
Name: Alkesh Nanavaty
Title: Executive Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

BNP PARIBAS,
as a Lender

By:	/s/ Sriram Chandrasekaran
Name: Sriram Chandrasekaran
Title: Director

By:	/s/ Nicolas Anberrée
Name: Nicolas Anberrée
Title: Director

Classification: Confidential

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

CREDIT AGRICOLE CORPORATION AND

INVESTMENT BANK,

as a Lender and Issuing Bank

By:	/s/ Yannick Le Gourferes
Name: Yannick Le Gourferes
Title: Managing Director

By:	/s/ Alex Foley
Name: Alex Foley
Title: Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

NORDEA BANK ABP, New York Branch

as a Lender

By:	/s/ Erik Havnvik
Name: Erik Havnvik
Title: Managing Director

By:	/s/ Anna C Ribe
Name: Anna Cecilie Ribe
Title: Associate Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]

FIRST FINANCIAL BANK,
as a Lender

By:	/s/ Jim Esinduy
Name: Jim Esinduy
Title: Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT- EXCELERATE ENERGY LIMITED PARTNERSHIP]